THIRD AMENDMENT TO CREDIT AGREEMENT
                   -----------------------------------

         THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is dated this the 29th day of February, 2000 (effective January 28, 2000) by and between CBRL GROUP, INC., a Tennessee corporation ("Borrower") and SUNTRUST BANK, formerly SunTrust Bank, Nashville, N.A., a Georgia state banking corporation as agent (the "Administrative Agent") for the Lenders, as described and defined below.

                               RECITALS:
                               ---------

         A. Borrower, Administrative Agent and the Lenders are parties to a Credit Agreement dated as of February 16, 1999, as amended by a First Amendment to Credit Agreement dated July 29, 1999 and as amended by a Second Amendment to Credit Agreement dated September 30, 1999 (as amended or restated from time to time, the "Credit Agreement").

         B. SunTrust Bank, Fifth-Third Bank, Hibernia National Bank, First Union National Bank, AmSouth Bank (as successor to First American National Bank), Mercantile Bank National Association, Bank One, NA, Wachovia Bank, N.A. and Union Planters National Bank, presently constitute all the Lenders under the Credit Agreement.

         C. The Borrower and the requisite percentage of Required Lenders desire to amend the Credit Agreement as hereinafter provided in order to: (i) allow a sale of assets by the Borrower (and the Consolidated Companies) and a leaseback of assets under the terms and conditions set forth in this Amendment; and (ii) to revise the Interest Coverage Ratio as set forth in this Amendment.

         D. Terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

         E. Attached hereto as collective Exhibit A are the requisite consents of the Required Lenders, consenting to this Amendment and to the Administrative Agent's execution and delivery of this Amendment on behalf of Lenders.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. Section 7.1 (iii) of the Credit Agreement is deleted and the following is substituted in lieu thereof:

                 (iii) Interest Coverage Ratio. Effective as of the close of the fiscal quarter ending January 28, 2000 and the next two succeeding fiscal quarters of Borrower, suffer or permit its Interest Coverage Ratio to be less than 2.25 to 1.0, calculated for such fiscal quarter and including the immediately three (3) preceding fiscal quarters. Effective as of the last day of the fiscal quarter ending October 27, 2000 and on the last day of each fiscal quarter of Borrower thereafter, suffer or permit its Interest Coverage Ratio to be less than 2.5 to 1.0, as calculated for the most recently concluded quarter and including the immediately three (3) preceding fiscal quarters.

         Section 2. In order to allow certain sales of assets by Borrower (and/or assets of a Consolidated Company) under the terms and conditions set forth below, Section 7.3 of the Loan Agreement is deleted and the following is substituted in lieu thereof:

         Section 7.3.  Merger and Sale of Assets

                 The Borrower will not, without the prior written consent of the Required Lenders, merge or consolidate with any other corporation or sell, lease or transfer or otherwise dispose of assets (other than in the ordinary course of business) during the term of this Agreement to any Person, nor shall the Borrower permit any Consolidated Company to take any of the above actions; provided that notwithstanding any of the foregoing limitations, if no Default or Event of Default shall then exist or immediately thereafter will exist, the Consolidated Companies may take the following actions:

                         (a) Any Consolidated Company may merge or
                 consolidate with (i) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any one or more other Subsidiaries provided that either the continuing or surviving corporation shall remain a Consolidated Company;

                         (b) Any Consolidated Company may sell,
                 lease, transfer or otherwise dispose of any of its assets to (i) the Borrower, or (ii) any other
                 Consolidated Company;

                         (c) Any Consolidated Company may merge or
                 consolidate with any other corporation as long as such Consolidated Company is the surviving corporation; and

                         (d) The Consolidated Companies may sell
                 assets with a net sales price not to exceed Two Hundred and Fifty Million Dollars ($250,000,000) in the aggregate during the term of this Agreement, and with respect to such assets to be sold, not more than Fifty Million Dollars ($50,000,000) of the net sales price shall be realized other than from the sale of assets and an immediate leaseback of such assets. The right of the Consolidated Companies to transfer assets pursuant to sale and leaseback transactions described in this subsection
                 (d) is conditioned upon Borrower's obligation to apply fifty percent (50%) of all net proceeds from such sale and leaseback transactions to permanently reduce the Revolving Credit Commitments under the terms of Section 2.3.


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         Section 3.  Section 7.9 of the Credit Agreement is amended to allow a sale of assets by Borrower (and/or assets of a Consolidated Company) and a leaseback of assets under the terms and conditions set forth in Section 7.3(d) of the Credit Agreement.

         Section 4. In consideration for the consents by the Required Lenders to this Amendment, the Borrower shall pay, concurrently with Administrative Agent's execution hereof, a one-time amendment fee equal to five one hundreths of one percent of the Total Commitments, payable to the Lenders which consent to this Amendment prior to its execution. Such fee shall be paid to the Administrative Agent for payment to such consenting Lenders on a pro rata basis.

         Section 5. All other documents executed and delivered in connection with the Credit Agreement are hereby amended to the extent necessary to conform to this Amendment. Except as specifically amended herein, the Credit Agreement shall remain unamended and in full force and effect.

         Section 6. Borrower represents and warrants that the execution and terms of this Amendment have been duly authorized by all necessary corporate action.

         Section 7. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

         Section 8. This Amendment may be executed in one or more counterparts, all of which shall, taken together, constitute one original. The parties agree that facsimile signatures shall be deemed to be and treated as original signatures of such parties.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Credit Agreement as of the day and date first set forth above.

                                         CBRL GROUP, INC.


                                         By:/s/Lawrence E. White
                                            ------------------------------
                                         Title: Senior VP Finance and CFO
                                                --------------------------


                                         SUNTRUST BANK, as Administrative
                                         Agent for the Lenders


                                         By: /s/Allen K. Oakley
                                             -----------------------------
                                         Title: Managing Director
                                                --------------------------




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